Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2022 Results

Irvine, CA, August 11, 2022 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company” or “we”) announces its financial results for the quarter ended June 30, 2022.

For the second quarter of 2022, the Company reported a net (loss) of $(13.5) million, or $(0.64) per diluted common share, and an adjusted (loss) of $(15.4) million or $(0.71) per diluted common share, as compared to a net (loss) of $(8.9) million, or $(0.42) per diluted common share, and an adjusted (loss) of $(6.9) million, or $(0.32) per diluted common share, for the second quarter of 2021.

Adjusted earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Adjusted earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes adjusted earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Adjusted earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP adjusted earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations

(in thousands, except share data)

(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Revenues:
Gain on sale of loans, net	$179	$5,955	$10,693	$6,134	$30,824
Servicing expense, net	7	(12)	(150)	(5)	(269)
Gain (loss) on mortgage servicing rights, net	45	111	(37)	155	1
Real estate services fees, net	257	185	478	442	688
Other	7	951	(4)	959	320
Total revenues, net	495	7,190	10,980	7,685	31,564
Expenses:
Personnel expense	8,024	11,921	11,964	19,945	26,888
Business promotion	1,319	2,301	1,770	3,620	2,963
General, administrative and other	5,323	5,135	5,882	10,458	11,063
Total expenses	14,666	19,357	19,616	34,023	40,914
Operating loss:	(14,171)	(12,167)	(8,636)	(26,338)	(9,350)
Other income (expense):
Net interest income	(1,260)	116	558	(1,144)	1,218
Change in fair value of long-term debt	1,980	1,642	1,417	3,622	2,442
Change in fair value of net trust assets	—	9,248	(2,141)	9,248	(3,814)
Total other income, net	720	11,006	(166)	11,726	(154)
Loss before income taxes	(13,451)	(1,161)	(8,802)	(14,612)	(9,504)
Income tax expense	16	23	62	39	43
Net loss	$(13,467)	$(1,184)	$(8,864)	$(14,651)	$(9,547)
Other comprehensive loss:
Change in fair value of instrument specific credit risk	10,037	(2,269)	(538)	7,768	(2,205)
Total comprehensive loss	$(3,430)	$(3,453)	$(9,402)	$(6,883)	$(11,752)

Diluted weighted average common shares	21,509	21,417	21,344	21,463	21,319
Diluted loss per share	$(0.64)	$(0.07)	$(0.42)	$(0.72)	$(0.45)

Net loss for the three months ended June 30, 2022 increased to $13.5 million as compared to $8.9 million for the three months ended June 30, 2021. The quarter over quarter increase in net loss was primarily due to a $10.5 million decrease in gain on sale of loans, net, partially offset by a $5.0 million decrease in operating expenses and a $886 thousand increase in other income. The sharp and unexpected decline in gain on sale of loans, net reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and significant increase in mortgage interest rates resulting in customer affordability issues. As previously discussed, the increase in interest rates, which began in the fourth quarter of 2021, caused a significant increase in credit spreads, which accelerated into the second quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators, including the Company, reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during the second quarter of 2022. For the three months ended June 30, 2022, we originated and sold $128.1 million and $248.2 million of mortgage loans, respectively, as compared to $611.5 million and $667.8 million of loans originated and sold, respectively, during the same period in 2021. During the three months ended June 30, 2022, margins were 14 bps as compared to 175 bps during the same period in 2021.

Offsetting the increase in net loss was an increase in other income of $886 thousand as a result of a $2.1 million reduction in trust losses as a result of the sale of legacy securitization portfolio during the first quarter of 2022 and a $563 thousand increase in fair value of our long-term debt, partially offset by a $1.8 million reduction in net interest income as a result of the aforementioned sale of the legacy securitization portfolio during the first quarter of 2022. Additionally, operating expenses were lower during the second quarter of 2022 due to a reduction in variable compensation commensurate with reduced originations as well as a reduction in headcount to support reduced volume.

Total expenses decreased by $5.0 million, or 25%, to $14.7 million for the three months ended June 30, 2022, compared to $19.6 million for the comparable period in 2021. Personnel expense decreased $3.9 million to $8.0 million for the three months ended June 30, 2022, as compared to the same period in 2021. The decrease in personnel expense was primarily related to a reduction in variable compensation commensurate with reduced originations during the second quarter of 2022 as well as reductions in headcount to support reduced volume as compared to 2021. As a result, average headcount decreased 30% for the three months ended June 30, 2022, as compared to the same period in 2021. Although personnel expense decreased in the mortgage lending segment during the second quarter of 2022, it increased to 626 bps of fundings as compared to 196 bps for the comparable 2021 period, as a result of our pull back in originations.

Business promotion expense decreased $451 thousand to $1.3 million for the three months ended June 30, 2022, as compared to $1.8 million for the same period in the prior year. Business promotion previously remained relatively low as a result of the favorable interest rate environment requiring significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to more directly target NonQM production in the retail channel, expand production expansion outside of California and maintain our lead volume as competition increased. As a result of the recent dislocation within the NonQM market on account of the significant increase in interest rates, in the second quarter of 2022, we reduced our marketing spend as we pulled back on our origination volumes to mitigate the aforementioned risks associated with the current environment. Although we continue to source leads through digital campaigns, which allows for a more cost-effective approach, the recent competitiveness among other lenders for NonQM production within the California market has driven up advertising costs.

General, administrative and other expenses decreased $559 thousand to $5.3 million for the three months ended June 30, 2022, as compared to $5.9 million for the comparable period in 2021, as a result of a $363 thousand decrease in professional fees, data processing, and general administrative and other expense all related to a reduction in fundings during the period. Additionally, legal fees decreased $310 thousand associated with a decrease in litigation and related expenses. Partially offsetting the decline in general, administrative and other expenses was a $114 thousand increase in occupancy expense as we recognized right of use (ROU) asset impairment of $123 thousand related to the sublease of approximately 29,000 square feet of a floor within our corporate office.

Origination Data

(in millions)

Total Originations	Q2 2022	Q1 2022%		Q2 2021%
Retail	$93.0	$288.9	-68%	$514.2	-82%
Wholesale	$35.1	$193.2	-82%	$97.3	-64%
Total Originations	$128.1	$482.1	-73%	$611.5	-79%

NonQM Originations	Q2 2022	Q1 2022	%	Q2 2021	%
Retail	$49.2	$124.7	-61%	$8.1	507%
Wholesale	$31.0	$189.6	-84%	$92.5	-66%
NonQM Originations	$80.2	$314.3	-74%	$100.6	-20%

During the second quarter of 2022, total originations were $128.1 million as compared to $482.1 million in the first quarter of 2022 and $611.5 million in the second quarter of 2021. The decrease in originations as compared to the first quarter of 2022, was due to the significant increase in interest rates which began in the fourth quarter of 2021, resulting in a reduction in purchase loans due to a decrease in home purchase affordability and in refinance volume due to the number of loans that had previously refinanced during the preceding historically low interest rate environment. While we began to shift our origination focus away from more rate and margin sensitive conventional originations during the first quarter of 2021, the increase in interest rates which began in the fourth quarter of 2021 and has accelerated through the second quarter of 2022, caused a significant increase in credit spreads, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminished capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022, which significantly reduced our origination volumes during the second quarter of 2022 as compared to the second quarter of 2021. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

We continue to believe there is an underserved mortgage market for borrowers with strong credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. During the fourth quarter of 2021, we originated $382.1 million in NonQM loans and were on pace to exceed our fourth quarter 2021 NonQM originations during the first quarter of 2022, prior to the recent dislocation in NonQM pricing as a result of widening credit spreads.

As described earlier, as a result of the market dislocation we have further backed off NonQM production during the second quarter of 2022 with NonQM originations decreasing to $80.2 million from $314.3 million during the first quarter of 2022, and down from $100.6 million during the second quarter of 2021. During the second quarter of 2022, NonQM originations represented 63% of our total originations, which was a decrease over the first quarter of 2022 which represented 65% of our total originations but up from only 16% of our total originations during the second quarter of 2021.

In the second quarter of 2022, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 735 and a weighted average LTV ratio of 67%. For the year ended December 31, 2021, our NonQM originations had a weighted average FICO of 747 and a weighted average LTV of 65%.

The mortgage servicing portfolio decreased to $71.4 million at June 30, 2022, as compared to $71.8 million at December 31, 2021, and $48.6 million at June 30, 2021. We continue to sell whole loans on a servicing released basis to investors and selectively retain GNMA mortgage servicing.

The servicing portfolio generated net servicing income of $7 thousand in the second quarter of 2022, as compared to net servicing expense of $150 thousand in the second quarter of 2021. Despite the increase in UPB of the servicing portfolio during 2022, we will continue to recognize an immaterial amount of net servicing fees, or a net servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio.

For the second quarter of 2022, real estate services fees, net were $257 thousand as compared to $185 thousand in the first quarter of 2022 and $478 thousand in the second quarter of 2021. Real estate services fees, net is generated from our former long-term mortgage portfolio which continued to decline in size. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entails the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees, net generated from the long-term mortgage portfolio will significantly decline in future periods as the securitizations are called or collapsed by the purchaser.

At June 30, 2022, cash increased $31.6 million to $61.2 million from $29.6 million at December 31, 2021. Cash balances increased primarily due to the aforementioned $37.5 million sale and transfer of the legacy securitization portfolio during the first quarter of 2022.

Summary Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2022	2021
ASSETS
Cash	$61,173	$29,555
Mortgage loans held-for-sale	37,035	308,477
Mortgage servicing rights	850	749
Securitized mortgage trust assets	-	1,642,730
Other assets	34,600	41,260
Total assets	$133,658	$2,022,771

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$37,795	$285,539
Debt	50,889	66,536
Securitized mortgage trust liabilities	-	1,614,862
Other liabilities	41,522	45,898
Total liabilities	130,206	2,012,835
Total equity	3,452	9,936
Total liabilities and stockholders’ equity	$133,658	$2,022,771

Book value per share	$0.16	$0.47
Tangible Book value per share	$0.16	$0.47

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The Company’s financial results for the second quarter of 2022 reflect the adverse effects of the historic market dislocation and volatility across the mortgage origination industry that commenced in the fourth quarter of 2021. We continue to navigate this environment by remaining disciplined in our origination approach and vigilant in our capital markets activities with respect to product and price offerings and hedging strategies.”

Mr. Mangiaracina further commented, “In addition to managing our core business, the Company has also advanced on solving for circumstances related to our Preferred Securities. As previously disclosed, in the second quarter of 2022, the Company entered into voting agreements with certain of its Convertible Note, Preferred Stock and Common Stock holders to agree to extend outstanding debt and exchange preferred equity for consideration which would align stakeholder interests that have been impacted since the Company’s tender exchange offer for the Preferred Securities in 2009. Should the exchange offer and redemption transactions take effect, the Company believes it should be better positioned to engage in capital raise and corporate finance activities, absent the overhang of an intractable legacy capital structure.”

Non-GAAP Financial Measures

This release contains adjusted earnings (loss) and per share as performance measures, to supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: adjusted (loss) before tax and diluted adjusted (loss) per common share before tax. Adjusted (loss) and diluted adjusted loss per common share are financial measurements calculated by adjusting GAAP net (loss) before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. We believe adjusted loss provides useful information to investors regarding our results of operations as it assists both investors and management in analyzing and benchmarking the performance and value of our core business of mortgage lending over multiple periods. Adjusted (loss) facilitates company-to-company operating performance comparisons by backing out potential non-cash differences caused by variations in hedging strategies and changes in valuations for long-term debt and net trust assets, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP financial measures are not intended to be considered in isolation and should not be a substitute for net (loss) earnings before income taxes, net (loss) earnings or diluted (loss) earnings per common share (EPS) or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. The tables below provide a reconciliation of net (loss) before tax and diluted (loss) per common share to non-GAAP adjusted loss before tax and non-GAAP diluted adjusted loss per common share:

Adjusted Earnings (Loss)

(in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
(Loss) before income taxes:	$(13,451)	$(1,161)	$(8,802)	$(14,612)	$(9,504)

Change in fair value of mortgage servicing rights	(89)	(143)	11	(231)	(39)
Change in fair value of long-term debt	(1,980)	(1,642)	(1,417)	(3,622)	(2,442)
Change in fair value of net trust assets, including trust REO gains (losses)	—	(9,248)	2,141	(9,248)	3,814
Legal settlements and professional fees, for legacy matters (1)	—	—	1,000	—	1,000
Legacy corporate-owned life insurance (2)	157	(816)	160	(659)	2
Adjusted loss before tax	$(15,363)	$(13,010)	$(6,907)	$(28,372)	$(7,169)

Diluted weighted average common shares	21,509	21,417	21,344	21,463	21,319
Diluted adjusted loss per common share before tax	$(0.71)	$(0.61)	$(0.32)	$(1.32)	$(0.34)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Diluted loss per common share	$(0.64)	$(0.07)	$(0.42)	$(0.72)	$(0.45)
Adjustments:
Cumulative non-declared dividends on preferred stock	0.02	0.02	—	0.04	—
Change in fair value of mortgage servicing rights	(0.01)	(0.01)	—	(0.01)	—
Change in fair value of long-term debt	(0.09)	(0.08)	(0.07)	(0.17)	(0.11)
Change in fair value of net trust assets, including trust REO gains (losses)	—	(0.43)	0.11	(0.43)	0.17
Legal settlements and professional fees, for legacy matters	—	—	0.05	—	0.05
Legacy corporate-owned life insurance	0.01	(0.04)	0.01	(0.03)	—
Diluted adjusted loss per common share before tax	$(0.71)	$(0.61)	$(0.32)	$(1.32)	$(0.34)

Conference Call

The Company will hold a conference call on August 12, 2022, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and answer investor questions. After the Company’s prepared remarks, management will host a Q&A session. To submit questions, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (800) 715-9871 conference ID number 4914370 or accessing the webcast via our website at http://ir.impaccompanies.com. Dial-in 15 minutes prior to the scheduled start time to participate in the conference call. The conference call will be archived on the Company's website at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic, our ability to successfully consummate the contemplated exchange offers for our oustanding preferred stock and receive the requisite consents for the proposed amendments to our charter documents to facilitate the redemption from holders of our outstanding preferred stock who do not participate in the exchange offers; any adverse impact or disruption to the Company’s operations; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully sell aggregated loans to third-party investors; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com